Exhibit 25(2)(k)(4) under Form N-2

MULTIPLE CLASS PLAN OF FEDERATED HERMES PROJECT AND TRADE FINANCE TENDER FUND

AS OF NOVEMBER 13, 2025

This Multiple Class Plan (this “Plan”) is adopted by Federated Hermes Project and Trade Finance Tender Fund (the “Fund”).

1.       Purpose

This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Rule”), in connection with the issuance by the Fund of more than one class of shares (each a “Class” and together, the “Classes”) in reliance on the Rule.1 In documenting the exchange features for each Class, this plan describes the arrangements whereby Classes may be exchanged for or from certain other investment companies which are not part of this Plan.

2.       Separate Arrangements/Class Differences

The Fund offers one or more of the Classes described below, as set forth in the Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission and currently in effect (collectively, the “Prospectus”). Sales charges, distribution fees and/or service fees for each Class, as applicable, shall be calculated and paid in accordance with the terms of the then-effective plan of the applicable Class, if any, pursuant to Rule 12b-1 under the 1940 Act. A general description of the fees applicable to each Class is set forth below. Sales charges, distribution and/or service fees, and repurchase/early redemption fees currently authorized are as set forth in the Prospectus.

Service Shares (“SS Class”). The SS Class of the Fund is offered without imposition of an initial sales charge or contingent sales charges, and is not subject to an annual distribution and/or service fee in accordance with any plan adopted pursuant to Rule 12b-1 under the 1940 Act for the SS Class. The SS Class will also have a shareholder servicing fee of 25 bps. The SS Class is available for purchase only as described in the Prospectus and is subject to the minimum purchase requirements and exchange privileges as set forth in the Prospectus. Additional details regarding the shareholder services or the distribution of the SS Class are set forth in the Service Shares Exhibit attached hereto.

Institutional Shares (“IS Class”). The IS Class of the Fund is offered without imposition of an initial sales charge or contingent sales charges, and is not subject to an annual distribution and/or service fee in accordance with any plan adopted pursuant to Rule 12b-1 under the 1940 Act for the IS Class. The IS Class is available for purchase only as described in the Prospectus and is subject to the minimum purchase requirements and exchange privileges as set forth in the Prospectus. Additional details regarding the shareholder services or the distribution of the IS Class are set forth in the Institutional Shares Exhibit attached hereto.

3.       Expense Allocations

Each Class shall be allocated those shareholder service fees and fees and expenses payable under a Rule 12b-1 Plan specified in this Plan. In addition, the following expenses may be specifically allocated to each Class to the extent that the Fund’s officers determine that such expenses are actually incurred in a different amount by that Class, or that the Class receives services of a different kind or to a different degree than other Classes:

(a)       transfer agent fees, recordkeeping fees and shareholder servicing expenses identified as being attributable to a specific Class;

(b)       legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

(c) Blue Sky registration fees incurred by a particular Class;

(d)       SEC registration fees incurred by a particular Class;

(e)       the expense of administrative personnel and services as required to support the shareholders incurred by a particular Class;

(e)       Board of Trustees’ (the “Board”) fees incurred as a result of issues relating to a particular Class;

(f)        litigation or other legal expenses relating solely to one Class; or

(g)       other expenses incurred on behalf of the Class or for events or activities pertaining exclusively to the Class.

All expenses not hereafter designated Class expenses shall be allocated to each Class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

Any income, gain, loss, and expenses not allocated to specific Classes as described above, incurred by the Fund shall be charged to the Fund and allocated daily to each Class of the Fund in a manner consistent with Rule 18f-3(c)(1)(iii) under the 1940 Act.

4.       Voting Rights

Each Class governed by this Plan: (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement, including, if applicable, any Rule 12b-1 Plan; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

5.       Class Designation

Subject to approval by the Board, the Fund may alter the nomenclature for the designations of one or more Class.

6.       Date of Effectiveness

This Plan is effective as of November 13, 2025, provided that this Plan shall not become effective unless such action has first been approved by a vote of the majority of the Board and by vote of a majority of the Board who are not “interested persons” of the Fund (the “Interested Trustees”).

7.       Amendment

Any material amendment of this Plan by the Fund is subject to the approval of a majority of the Board and a majority of the Independent Trustees, pursuant to the Rule.

8.       Severability

If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

9.       Limitation of Liability

Consistent with the limitation of shareholder liability as set forth in the Fund’s Agreement and Declaration of Trust, any obligations assumed by the Fund or any Class thereof, and any agreements related to this Plan shall be limited in all cases to the Fund and its assets, or Class and its assets, as the case may be, and shall not constitute obligations of any other fund or class of shares. All persons having any claim against the Fund, or any Class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the Fund and its assets, or Class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the Board or any individual trustee of the Fund.

10.       Additional Information

This Plan is qualified by and subject to the terms of the then current registration statement for the applicable classes; provided, however, that none of the terms set forth in any such registration statement shall be inconsistent with the terms of the Classes contained in this:

Multiple Class Plan of Federated Hermes Project and Trade Finance Tender Fund.

The Prospectus contains additional information about the SS Class and IS Class and the Fund’s multiple class structure.

Service Shares Exhibit

To

MULTIPLE CLASS PLAN OF FEDERATED HERMES PROJECT AND TRADE FINANCE TENDER FUND (the “FUND”)

As of NOVEMBER 13, 2025

1.       Expense Allocation

For purposes of Rule 18f-3 under the Investment Company Act of 1940, as amended, the Service Shares will be distributed through advisers, brokers, dealers or banks that have entered into selling agreements with Federated Securities Corp., the Fund’s distributor. Initially, Service Shares are expected to be offered to registered investment advisors and distributed through certain clearing platforms a trade clearing platform for such Service Shares.

In connection with this basic arrangement, Service Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Service Shares
Sales Load	None
Contingent Deferred Sales Charge (“CDSC”)	None
Shareholder Service Fee	0.25%
12b-1 Fee	None
Recordkeeping Fee	0.10% (Dormant)2
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Service Shares as described in Section 3 of the Plan

2.       Conversion and Exchange Privileges

For purposes of Rule 18f-3, Service Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	None
Exchange Privilege:	None

Institutional Shares Exhibit

To

MULTIPLE CLASS PLAN OF FEDERATED HERMES PROJECT AND TRADE FINANCE TENDER FUND (the “FUND”)

As of NOVEMBER 13, 2025

1.       Expense Allocation

For purposes of Rule 18f-3 under the Investment Company Act of 1940, as amended, the Institutional Shares will be sold exclusively to direct investors in the Fund through Federated Securities Corp., the Fund’s distributor.

In connection with this basic arrangement, Institutional Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Institutional Shares
Sales Load	None
Contingent Deferred Sales Charge (“CDSC”)	None
Shareholder Service Fee	None
12b-1 Fee	None
Recordkeeping Fee	None
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Institutional Shares as described in Section 3 of the Plan

2.       Conversion and Exchange Privileges

For purposes of Rule 18f-3, Institutional Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	None
Exchange Privilege:	None

1 The Fund is relying on the Rule pursuant to an exemptive order issued by the Securities and Exchange Commission to issue multiple Classes.

2 The Fund may incur and pay certain recordkeeping fees on its Service Shares up to a maximum of 0.10%. No such fees are currently anticipated to be incurred and paid by Service Shares of the Fund. The Service Shares of the Fund will not incur and pay such fees until such time as approved by the Board.